Exhibit 99.1

For Immediate Release

Pluristem Announces Joint Projects Product Development and

Worldwide Distributorship Agreement with Biological Industries, Ltd.

-Companies Target Projected $1.7 Billion Cell Culture Market in Media,

Sera and Reagents, Potentially Providing Pluristem Significant Revenue-

Haifa, Israel – October 20, 2005 - Pluristem Life Systems, Inc. (OTC BB: PLRS) (the “Company”), a biotechnology company dedicated to the expansion of stem cells from umbilical cord blood to address a myriad of fatal illnesses, today announced that the Company has launched a collaboration with Biological Industries, Ltd., to globally distribute joint project products in the field of serum-free media specially designed for hematopoietic and mesenchymal stem cells utilizing Pluristem’s patented PluriX™ bioreactor.

Biological Industries is a privately-held, leading biotechnology manufacturer and provider of a large range of animal cell culture products including sterile sea, liquid and powdered synthetic media, supplements and novel serum free media products in the field of cellular biology. The company exports products to thirty countries internationally.

According to a soon-to-be released updated report from the Business Communications Company, Ltd. (www.bccresearch.com) (RC-083U The Dynamic Meida, Sera and Reagent Market in the Cell Culture Industry, the U.S. market for media, sera and reagents was $915.6 million in 2003, expected to grow at an average annual growth rate of 13.1% and reach $1.7 billion by 2008.

Biological Industries will pay Pluristem a license fee equal to 5% of sales of serum-free media developed in the Joint Project Products for seven years commencing on the date of the first sale.

“These Joint Project Products derived from serum-free media may garner millions of dollars in revenue to Pluristem as the project progresses. Additionally, it will further demonstrate the capabilities and improve the productivity of the Company’s PluriX bioreactor,” stated Zami Aberman, CEO.

Dr. Gary Bennet, President of Biological Industries, Ltd., added, “With robust expertise in the serum-free cell culture market, we enter this joint project confident that it will lead to the development of products in a burgeoning area of the biotechnology arena. We expect to see significant bottom-line results for both companies,”

About Serum

Serum is one of the many components used in the process of stem cell expansion. Cells need nutrients to expand and grow. Serum provides these nutrients. It is a combination of elements, including proteins, enzymes, metals, minerals, and sugars usually derived from an animal source such as cattle. The shift from traditional serum-supplemented media to serum-free and protein free media possesses several marked advantages, which include better definition of the composition, reduced contamination and lower cost.

About Pluristem

Pluristem is a biopharmaceutical company developing stem cell products for cell regenerative therapy. Pluristem’s platform for expanding stem cells offers newly developing technology and multiple product opportunities in many therapeutic areas. Pluristem has exclusive rights to the PlurixTM cell expansion system under a licensing agreement with Technion Institute of Technology and the Weisman Institute of Science.

For more information, visit the Company’s website at: www.pluristem.com.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Pluristem Life Systems, Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include any reference to the Joint Product Project with Biological Industries Ltd. being implemented and its successful product development and generation of revenues derived from product sales; that the U.S. market for media, sera and reagents is expected to reach $1.7 billion by 2008; that reduced times for obtaining FDA approvals may be possible; that the PluriX™ bioreactor has enormous potential; that we are well positioned to actively pursue partnering relationships, to garner significant market share due to the development of any serum-free product, that the project will demonstrate the capabilities and improve the productivity of the Company’s PluriX bioreactor; and that our technology offers opportunities for therapeutic products and to save lives. Factors which may significantly change or prevent our forward looking statements from fruition include that we or Biological Industries may not complete required obligations under our agreement; that we may be unsuccessful in developing any products under the agreement; that we may have disputes with our partner regarding aspects of the agreement; potential successful challenges to our patent by competitors; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that we may not have sufficient financing to develop our products; our products may not work as well as hoped or worse, they may harm recipients; and that we may not be able raise funding for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s latest 10-KSB filed with the SEC.

Contact:

for Pluristem Life Systems, Inc.

DeMonte Associates
Cynthia DeMonte, 212-605-0525
cdemonte@aol.com